Amendment No. 1 dated December 22, 2017 to the Pricing Supplement dated July 18, 2016 to the Prospectus dated July 18, 2016 and the Prospectus Supplement dated July 18, 2016

iPath® Long Extended S&P 500® TR Index ETN

iPath® Long Extended Russell 1000® TR Index ETN

iPath® Long Extended Russell 2000® TR Index ETN

iPath® Long Enhanced MSCI EAFE® Index ETN

iPath® Long Enhanced MSCI Emerging Markets Index ETN

This amendment No. 1 amends and supplements the pricing supplement dated December 30, 2016 (the “Pricing Supplement”) for the five series of ETNs listed above (the “Affected Series”). The terms of the Exchange Traded Notes of the Affected Series (the “ETNs”) are as described in the Pricing Supplement, including the specific amendment described below.

Optional Redemption:  Subject to the redemption procedures described in the Pricing Supplement (other than as hereby amended), you may redeem your ETNs on any optional redemption date during the term of the ETNs. After the close of trading on the December 22, 2017, until the Maturity Date of the ETNs, we will waive the minimum redemption amount so that you may exercise your right to redeem your ETNs on any optional redemption date with no minimum amount. Our waiver of the minimum redemption amount will be available to any and all holders of the ETNs on such redemption dates, will remain in effect until the Maturity Date of the ETNs, and will be irrevocable.

As a result of this modification, the Pricing Supplement is hereby amended to reflect the waiver of the minimum redemption amount until the Maturity Date of the ETNs.

Our obligation to accept any optional redemption of ETNs, including with the reduced minimum redemption size as specified herein, is subject to the procedures set forth in the prospectus relating to the ETNs. These procedures include delivering a notice of redemption and signed confirmation to Barclays prior to the relevant valuation date within the time frames set forth in the prospectus and instructing the DTC custodian at which the ETNs are held to book and settle a delivery vs. payment trade with respect to the ETNs.

You may lose some or all of your principal if you invest in the ETNs.  Any payment on the ETNs at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  See “Risk Factors” beginning on page PS-18 of the Pricing Supplement for risks relating to an investment in the ETNs.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this amendment No. 1 to the Pricing Supplement or the Pricing Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The agent for the offering, Barclays Capital Inc., is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121, of the Financial Industry Regulatory Authority.  Consequently, this offering is being conducted in compliance with the provisions of Rule 5121 (or any successor rule thereto).  For more information, please refer to “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement.

Amendment No. 1 dated December 22, 2017, amending

Pricing Supplement dated July 18, 2016

We describe the ETNs in the original pricing supplement (as amended by amendment No. 1), prospectus supplement and prospectus filed with the Securities and Exchange Commission, or SEC. You may access amendment No. 1, the original pricing supplement and the related prospectus supplement and prospectus on the SEC website:

•                  Original pricing supplement dated December 30, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916164493/a16-22465_55424b2.htm

•                  Prospectus supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Prospectus dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

Terms used herein by not defined have the meanings given to such terms in the Pricing Supplement.